Exhibit 10.2

August 22, 2023

Howard Doran

Dear Howard:

Renalytix AI, Inc. ("Renalytix" or the "Company") is pleased to offer you the position of Chief Business Officer, reporting to James McCullough, Chief Executive Officer, with a dotted line to Tom Mclain, President. We feel strongly that your intellect, energy and experience are an ideal fit with our Company culture and objectives, and that you would make a tremendous addition to our core team.

As the Chief Business Officer, you will be responsible for building upon, shaping, and executing the sales strategy for Renalytix Kidney bioprognosisTM solutions. This is a hands-on position which will require both extensive in-field presence as well as regular interaction with senior leadership. You will be responsible for providing exceptional leadership in alignment with the Renalytix Cultural Values (Accountability, Communication, Teamwork, Strategic Thinking & Initiative, Urgency).

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Develop monthly, quarterly, and annual sales forecasts for all products by territory and physician demographics to drive revenue achievement.
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Develop key testing and revenue targets working closely with the President.
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Ensure current sales and structure is effectively positioned to achieve revenue goals.
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Develop and track key sales metrics for all growth initiatives. Monitor and report sales achievements for the executive management team.
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Provide leadership through effective communication of vision and active coaching and development, while taking appropriate action to hold teams accountable to objectives.
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Review and design compensation structure and variable compensation plans in conjunction with the President and CFO.
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Build an effective structure, processes and culture of collaboration and hands-on accountability within Renalytix sales organization.
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Collaborate with Marketing, Market Access, Project Management, and Medical Affairs to refine/update functional plans, ensuring KidneyIntelX is positioned appropriately in the marketplace and growing at an accelerated pace.
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Continue to develop and drive the use of the Salesforce platform by the Commercial Sales team.
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Regular in-field presence to evaluate commercial experience and sales performance of the team.
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Recruit, develop and retain top performers and high potential talent with a focus in the Primary Care market.
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Keep informed and educated on competitive offerings, new products, services, and other general information in the diabetic kidney disease and laboratory services/diagnostics space.
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Demonstrate exceptional leadership by developing, motivating, leading, and growing a high performing commercial sales team.
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Prioritize multiple objectives in a rapidly changing environment while delivering quality outcomes
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Promote and reinforce effective communication with medical advisors and key opinion leaders.
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Develop and manage departmental budgets.

Renalytix │ 421 Wakara Way, Suite 309, Salt Lake City, UT 84108

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Represent Renalytix at conferences, national meetings, and conventions, as necessary.

You shall devote your best efforts, skill and such time, attention and energy as may be necessary to fully and effectively perform your duties and responsibilities. Additionally, you shall not engage in any activities which directly or indirectly are in competition with the performance of your duties and responsibilities and/or the business of the Company. Further, you shall faithfully carry out any and all instructions given to you by your supervisors and shall observe all of the Company's policies, procedures, rules and regulations as may be implemented from time to time.

It is anticipated that your start date will be on September 1, 2023, based on successful completion of a background screen and reference check. Your primary work location will be your home office; however, you will be expected to travel up to 75%, to our customer locations and clinical laboratories/offices when required.

The position will include a base salary of $300,000 per year. You will also be eligible for an annual bonus with a target of 60% of your base salary, subject to individual and Company performance. Details of the Bonus Plan including management approved targets will be shared with you by the end of September, 2023. Your offer includes an attractive package of benefits including insurance coverage, time-off, and long-term savings vehicles. Please see the appendix on the last page of this letter for a summary list of benefits.

Your offer also includes a grant of options for 300,000 common shares, currently traded on the London (AIM) market under ticker RENX. Options vest quarterly over three years with a 1-year cliff. The grant date of the options will be the Board approval date, which will occur at the board meeting following the latter of a) your start date, or b) if the company is in a close period on your start date, when the company is back in an open trading period. Close periods generally occur in the 30 days prior to release of quarterly financials, and/or when there is material information not yet publicly announced. Exercise price of the options shall equal the RENX closing price on the trading day before the grant.

If you choose to accept this job offer, please sign a copy of this letter where indicated below and return it to me by August 24, 2023. Nothing stated in this letter or in any prior discussions regarding the terms of your employment will serve as an employment contract or a guarantee of continued employment.

For legal purposes, we must emphasize that this letter is not a contract of employment; it merely lists the salary and other benefits that you will be eligible for as well as the general terms and conditions of employment under which you will be employed if you accept our offer of employment. Your employment with the Company is at-will. Just as you retain the right to resign, without notice or cause, the Company has the same right with respect to termination. Your employment is for no definite term, regardless of any other oral or written statement by any officer or representative, with the exception of an express written employment contract signed by the CEO.

Except as permitted in writing signed by the Company's CEO, during the term of your employment, or at any time thereafter, you shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any confidential or secret knowledge or information of the Company which you acquire or become acquainted with during the term of your employment, whether developed by you or others, concerning any confidential information of the Company's operations and activities. The foregoing obligations of confidentiality shall not apply to any confidential information which is now published, or which subsequently becomes known to the general public other than as in direct result of the breach of this agreement by you or which is required to be disclosed by you by order of any court or governmental agency or pursuant to any statute or governmental regulation.

In the event you should choose to resign at some point, we ask that you provide two weeks' notice. In the event you fail to provide the requested two weeks' notice, you may forfeit any accrued but unused vacation, and other paid time off benefits.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to submit documentation confirming your employment eligibility so that an I-9 can be completed. We will not be able to employ you if you do not present appropriate documentation.

In making this offer, you acknowledge, and the Company understands that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance of your duties as the Company's employee and the Company receiving the exclusive benefit of your services. You acknowledge that you have not taken any property from your former employer, including but not limited to, any confidential information or trade secret information, and that you will leave all of your former employer's property at your previous employment. You are being offered this employment because of your skills and your experience and not because you may have had access to any confidential information. In the event this agreement is violated, we reserve the right to terminate your employment.

Per Company policy, our offer is contingent upon the favorable results of your background check and your signing the Company's "Non-Disclosure, Confidentiality, Non-Solicitation and Non-Compete Agreement," "Employee Proprietary Information and Inventions Assignment Agreement," as well as a "Jury Trial and Class Action Waiver." You may not begin work until these agreements are signed and returned to the Company.

Per Company policy, all employees are required to be fully vaccinated against COVID-19 infection. You may not begin work until proof of full vaccination is presented by signing the Company's 3Employee COVID-19 Vaccine Certification Form". If you are not fully vaccinated on account of a disability or a sincerely held religious belief, please contact Human Resources at HR@Renalytix.com.

When your acknowledgement to this letter is received, appropriate links to set up your employee benefits and payroll will be sent along with an employee handbook for your review.

We very much look forward to having your join the team during this exciting time in Renalytix's development.

Sincerely,

/s/ O. James Sterling
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O. James Sterling

Chief Financial Officer

Exhibit 10.2

About Renalytix

Renalytix plc (LON:RENX) (Nasdaq:RNLX) is a developer of artificial intelligence (AI) enabled clinical diagnostic solutions for kidney disease, one of the most common and costly chronic medical conditions globally. Renalytix solutions are designed to make significant improvements in kidney disease risk assessment, clinical care and patient stratification for drug clinical trials. Our technology platform draws from distinct sources of patient data, including large electronic health records, predictive blood-based biomarkers and other genomic information for analysis by learning computer algorithms. We intend to build a deep, unique pool of kidney disease-related data for different AI-enabled applications designed to improve predictive capability and clinical utility over time. In 2020, Renalytix launched KidneyIntelXTM, an AI-enabled, clinical-laboratory based solution intended to support physician decision making by improving identification, prediction, and risk stratification of patients with progressive kidney disease. Renalytix AI, Inc. is a wholly-owned subsidiary of Renalytix plc.

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I hereby accept the Chief Business Officer position as described herein.

Howard Doran Jr.
Full legal name

/s/ Howard Doran Jr.
Signature